EXHIBIT 99

Rowan Companies, Inc.
News Release                         2800 Post Oak Boulevard, Suite 5450
                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                          March 22, 2005

ROWAN IS AWARDED DEEP SHELF DRILLING CONTRACT
FOR SECOND TARZAN CLASS RIG

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has been awarded a drilling contract by a large independent oil and gas company to drill a deep well on the outer continental shelf in the Gulf of Mexico, using its second Tarzan Class jack-up, the Bob Keller.

This one-well assignment should commence in September 2005 and is expected to last about seven months. Rowan estimates revenues from this contract will be approximately $20 million.

The Bob Keller is under construction at the Company’s Vicksburg, Mississippi shipyard with delivery expected during the third quarter. The Bob Keller is the second of what could be as many as four Tarzan Class rigs built by Rowan. The rigs are designed to tap the emerging ultra deep shelf gas market in the shallow waters of the Gulf of Mexico by offering the drilling capabilities of a Super Gorilla class rig at about one-half of the construction cost.

Danny McNease, Chairman and Chief Executive Officer, commented, “Independent operators continue to dominate jack-up activity being carried out on the Gulf of Mexico’s outer continental shelf, though several major operators have been planning ultra deep shelf wells that call for drilling beyond 25,000 feet. We believe that Rowan is well-positioned to take advantage of expected growth in this market, having the only four jack-ups with the capacity to handle the drill string required to reach this depth. The Bob Keller will be our fifth Gulf of Mexico jack-up with a two million pound hook-load capacity. The timing for our introduction of the Tarzan Class jack-up into the marketplace could not have been better.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.